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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): February 7, 2002

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                                 WorldCom, Inc.
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             (Exact Name of Registrant as Specified in its Charter)



       Georgia                       0-11258                  58-1521612
  (State or Other               (Commission File             (IRS Employer
  Jurisdiction of                    Number)             Identification Number)
  Incorporation)


                            500 Clinton Center Drive
                           Clinton, Mississippi 39056
                    (Address of Principal Executive Offices)


       Registrant's telephone number, including area code: (601) 460-5600


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Item 5.  Other Events.

As previously reported, WorldCom, Inc. (the "Company") entered into certain loan and guaranty arrangements involving Bernard J. Ebbers, the Company's President and Chief Executive Officer, principally relating to certain obligations to financial institutions secured by Mr. Ebbers' stock in the Company. Following recent declines in the closing price of the WorldCom group common stock, the outstanding debt covered by the guaranty in favor of Bank of America, N.A. ("Bank of America") has been repaid and the Company has deposited with Bank of America approximately $35 million to collateralize a letter of credit used to support financing for which Mr. Ebbers is obligated. The underlying letter of credit is scheduled to expire on February 15, 2003, subject to renewal or extension.

The Company made aggregate payments of approximately $198.7 million to Bank of America pursuant to the guaranty, in addition to the deposit collateralizing the letter of credit. That amount, together with any amounts paid or costs incurred by the Company in connection with the letter of credit, plus accrued interest at a floating rate equal to that under one of the Company's credit facilities, is payable by Mr. Ebbers to the Company on demand. The amount of such interest accrued through January 31, 2002, is approximately $519,000, and the interest rate as of that date was 2.14% per annum.

In addition to the guaranty arrangements, the Company has also agreed to loan up to $165 million in principal amount to Mr. Ebbers. These loans are payable on demand and bear interest at floating rates equal to that under certain of the Company's credit facilities. As of February 7, 2002, the aggregate principal amount of indebtedness owed by Mr. Ebbers to the Company under these loans was approximately $142.1 million. Accrued interest on these loans is approximately $5.2 million through January 31, 2002, at interest rates ranging from 2.14% to 2.18% per annum as of that date.

The Company has been advised that Mr. Ebbers has used, or plans to use, the proceeds of the loans from the Company principally to repay certain indebtedness under loans secured by shares of stock in the Company owned by him and that the proceeds of such secured loans were used for private business purposes. The loans and guaranty by the Company were made following a determination that they were in the best interests of the Company and its shareholders in order to avoid additional forced sales of Mr. Ebbers' stock in the Company. The determination was made by the Company's Compensation and Stock Option Committee as a result of the pressure on the Company's stock price, margin calls faced by Mr. Ebbers and other considerations. Such actions were ratified and approved by the Company's board of directors.

In connection with the transactions described above, and subject to certain limitations, and effective upon termination of restrictions under existing lending agreements, Mr. Ebbers pledged to the Company the shares of stock in the Company owned by him with respect to his obligations under the loans and guaranty from the Company. The pledge is subordinated to the prior rights of certain lenders and is not currently perfected. Mr. Ebbers also agreed to indemnify the Company for any amounts expended or losses, damages, costs, claims or expenses incurred under the guaranty or the loans from the Company and has provided information demonstrating that his assets are sufficient to cover his outstanding obligations to the Company.


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                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     WorldCom, Inc.


                                     By: /s/ Scott D. Sullivan
                                        ---------------------------------------
                                            Scott D. Sullivan
                                            Chief Financial Officer


Date: February 7, 2002